SCHEDULE 14(A)

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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FORRESTER RESEARCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

March 31, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 12, 2020 at 10:00 a.m. Eastern Daylight Time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. You may attend the meeting by visiting www.virtualshareholdermeeting.com/FORR2020 and entering your 16-digit control number included with these proxy materials.

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect eight Directors, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and to approve by non-binding vote our executive compensation.

We hope that many of you will be able to attend. Thank you for your continued support and investment in Forrester.

Sincerely yours,

George F. Colony

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2020

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at 10:00 a.m. Eastern Daylight Time on Tuesday, May 12, 2020.  The annual meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. You may attend the meeting by visiting www.virtualshareholdermeeting.com/FORR2020 and entering your 16-digit control number included with these proxy materials.  The purpose of the annual meeting will be the following:

1.	To elect the eight directors named in the accompanying proxy statement to serve until the 2021 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
3.	To approve by non-binding vote our executive compensation.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 16, 2020 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during normal business hours for a period of ten days before the meeting at our corporate offices at 60 Acorn Park Drive, Cambridge, Massachusetts 02140, and online during the meeting accessible at www.virtualshareholdermeeting.com/FORR2020.

If you are unable to participate in the annual meeting online, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

Ryan D. Darrah

Secretary

Cambridge, Massachusetts

March 31, 2020

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO PARTICIPATE IN THE MEETING ONLINE.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 12, 2020

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2020 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. Eastern Daylight Time on Tuesday, May 12, 2020. The annual meeting will be held virtually, conducted via live audio webcast, through which you can submit questions and vote online. You may attend the meeting by visiting www.virtualshareholdermeeting.com/FORR2020. Be sure to have your 16-digit control number included with these proxy materials in order to access the annual meeting. This proxy statement was first made available to stockholders on or about March 31, 2020.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board”, refer to our fiscal year which began on January 1, 2019 and ended on December 31, 2019 as “fiscal 2019,” and refer to our fiscal year ending December 31, 2020 as “fiscal 2020”. We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 16, 2020 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 18,757,788 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.

You may vote over the internet.    If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.  In addition, you may attend the annual meeting via the internet and vote during the annual meeting.  Please have your 16-digit control number included with these proxy materials in order to access the annual meeting.

2.	You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the enclosed proxy card.
3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020, and “FOR” approval of the non-binding vote on our executive compensation.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote online, you must contact the person in whose name your shares are registered and follow directions provided to obtain a proxy card from that person and have it available for the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for directors identified in Proposal One, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two, and FOR approval by non-binding vote of our executive compensation as provided in Proposal Three.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposal Three, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two) and to approve the non-binding vote on our executive compensation (Proposal Three).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two and Three) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;
•	delivering a written instrument to our Secretary revoking the proxy; or
•	attending the annual meeting via the internet and voting online. Simply attending the annual meeting will not, by itself, revoke your proxy.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 12, 2020

This proxy statement and our Annual Report to Stockholders are available on-line at www.proxyvote.com. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available on our website at www.forrester.com/aboutus. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of March 9, 2020 (except as otherwise noted) by:

(i)	each person who we know beneficially owns more than 5% of our common stock;
(ii)	each of the executive officers named below in the Summary Compensation Table;
(iii)	each member of our Board of Directors; and
(iv)	our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares. Shares subject to exercisable options and vesting restricted stock units include options that are currently exercisable or exercisable within 60 days of March 9, 2020 and shares underlying restricted stock units scheduled to vest within 60 days of March 9, 2020.

	Common Stock Beneficially Owned
		Shares
		Subject
		to Exercisable
		Options and
	Shares	Vesting	Percentage of
	Beneficially	Restricted	Outstanding
Name of Beneficial Owner	Owned	Stock Units	Shares
George F. Colony	7,764,198	—	41.4%
c/o Forrester Research, Inc.
60 Acorn Park Drive
Cambridge, MA 02140(1)

BlackRock, Inc.	1,727,341	—	9.2%
55 East 52nd Street
New York, NY 10022(2)

Wellington Management Group LLP	1,232,129	—	6.6%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210(3)

The Vanguard Group	1,152,421	—	6.1%
100 Vanguard Boulevard
Malvern, PA 19355(4)

Renaissance Technologies LLC	964,406	—	5.1%
800 Third Avenue
New York, NY 10022(5)

Jean Birch	5,459	—	*
David Boyce	5,260	—	*
Neil Bradford	7,956	—	*
Tony Friscia	7,836	—	*
Robert Galford	29,882	12,000	*
Gretchen Teichgraeber	17,543	21,500	*
Yvonne Wassenaar	7,836	—	*
Mack Brothers	11,821	15,000	*
Michael Doyle	31,527	91,500	*
Kelley Hippler	9,017	16,375	*
Carrie Johnson	3,340	1,750	*
Directors, named executive officers, and other executive officers as a group (15 persons)(1)	7,921,129	175,212	42.4%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.
(2)

Beneficial ownership as of December 31, 2019, as reported in a Schedule 13G filed with the SEC on February 5, 2020, stating that BlackRock, Inc. has sole voting power with respect to 1,698,337 shares and sole dispositive power with respect to 1,727,341 shares.

(3)

Beneficial ownership as of December 31, 2019, as reported in a Schedule 13G filed with the SEC on January 27, 2020, stating that Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP each has shared voting power with respect to 1,105,540 shares and shared dispositive power with respect to 1,232,129 shares, and Wellington Management Company, LLP has shared voting power with respect to 1,096,180 shares and shared dispositive power with respect to 1,222,769 shares.

(4)

Beneficial ownership as of December 31, 2019, as reported in a Schedule 13G filed with the SEC on February 12, 2020, stating that The Vanguard Group has sole voting power with respect to 22,081 shares, shared voting power with respect to 964 shares, sole dispositive power with respect to 1,130,386 shares and shared dispositive power with respect to 22,035 shares.

(5)

Beneficial ownership as of September 30, 2019, as reported in a Schedule 13G filed with the SEC on February 12, 2020, stating that Renaissance Technologies LLC and Renaissance Technologies Holding Corporation each has sole voting and dispositive power with respect to 964,406 shares.

*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our directors are elected annually by the stockholders. The Board has nominated Jean Birch, David Boyce, Neil Bradford, George Colony, Anthony Friscia, Robert Galford, Gretchen Teichgraeber and Yvonne Wassenaar to serve one-year terms that will expire at the 2021 Annual Meeting of Shareholders. These individuals all currently serve on our Board and were all elected at last year’s Annual Meeting.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the nominees named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that each of the nominees will be able to serve, but if any of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that each of the nominees has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR ELECTION

Jean M. Birch, age 60, became a director of Forrester in February 2018. Ms. Birch currently serves as an independent director of Jack in the Box Inc., a position she has held since May of 2019. At Jack in the Box, Ms. Birch sits on the compensation and nominating and governance committees. Ms. Birch also serves as an independent director of CorePoint Lodging, Inc., a position she has held since September 2018. At CorePoint, Ms. Birch sits on the audit and nominating and governance committees. Previously, Ms. Birch was the Chair of the Board of Papa Murphy’s Holdings, Inc., a position she held from September of 2016 to May of 2019. She joined the PMI board in April of 2015 and, from January through July of 2017, Ms. Birch served as interim President and CEO. Ms. Birch is the President and CEO of Birch Company, LLC., a small consulting practice, a position she has held since the company’s formation in 2007. Ms. Birch has previously served on the board of Darden Restaurants, Inc. from 2014-2016.  Additionally, she served on the board of Cosi, Inc. from 2013-2016. Prior to that, from 2009 through 2012, Ms. Birch served as President of IHOP Restaurants, Inc., a division of DineEquity, Inc.  We believe Ms. Birch’s qualifications to serve on our Board of Directors include her more than two decades of operating experience leading large consumer businesses and her experience as a public company board member.

David Boyce, age 52, became a director of Forrester in June 2017. Mr. Boyce is the Chief Strategy Officer of XANT, Inc. (formerly known as InsideSales.com, Inc.), a software company offering a leading sales acceleration platform.  Prior to joining XANT, Mr. Boyce was the Chief Executive Officer and Chairman of Fundly, Inc., a crowdfunding site for online fundraising from

2010 to 2013.  Previously, Mr. Boyce was global VP of Strategy at Oracle from 2005 to 2010.  We believe Mr. Boyce’s qualifications to serve on our Board of Directors include his extensive experience as an operating executive at several software companies and his expertise in product, strategy and marketing.

Neil Bradford, age 47, became a director of Forrester in February 2018.  From 2017 to March 2019, Mr. Bradford served as the Chief Executive Officer of Financial Express, Ltd., an investment ratings and fund research agency based in the United Kingdom.  Prior to joining FE, Mr. Bradford was the Chief Executive Officer of Argus Media, a provider of price assessments, business intelligence and market data for the global energy and commodities markets from 2015 to 2017, where he also served as Chief Operating Officer from 2010 to 2015. In 1997, Mr. Bradford co-founded Fletcher Research Limited, a UK-based technology research firm that was acquired by Forrester in 1999.  Mr. Bradford served in executive roles with Forrester until 2006. We believe Mr. Bradford’s qualifications to serve on our Board of Directors include his years of experience in the research and advisory business, having both founded and led companies in the industry, his prior experience as an executive officer of Forrester, and his perspective on European business as a UK citizen having worked for firms headquartered in London.

George F. Colony, age 66, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his extensive experience in the research industry, including more than 30 years as our chief executive officer, and his significant ownership stake in the Company.

Anthony Friscia, age 64, became a director of Forrester in June 2017. Mr. Friscia is currently an independent business consultant. From 2014 to 2016, Mr. Friscia was the President and Chief Executive Officer of Eduventures, Inc., a research and advisory firm that provides proprietary research and strategic advice to higher education leaders. Previously, from 2011 to 2014, Mr. Friscia served as a consultant and special advisor to the President of the New School, a private university in New York City.  In 1986, Mr. Friscia founded AMR Research, a provider of research and advice on global supply chain and enterprise technology to operations and IT executives, and served as its President and Chief Executive Officer until 2009.  We believe Mr. Friscia’s qualifications to serve on our Board of Directors include his extensive experience in business leadership and providing strategic advice to senior leaders.

Robert M. Galford, age 67, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 66, became a director of Forrester in December 2005. Ms. Teichgraeber is the chair of the board of Leadership Connect, a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media.

Yvonne Wassenaar, age 51, became a director of Forrester in June 2017. Ms. Wassenaar is the Chief Executive Officer of Puppet, Inc., an information technology automation software company.  From 2017 to 2018, Ms. Wassenaar was the Chief Executive Officer of Airware, an enterprise drone solutions company. From 2014 to 2017, Ms. Wassenaar was with New Relic, Inc., a cloud-based SaaS company, most recently as Chief Information Officer.  Prior to joining New Relic, Ms. Wassenaar held senior positions at VMware, Inc. from 2010 to 2014. We believe Ms. Wassenaar’s qualifications to serve on our Board of Directors include her thought leadership in the areas of cloud computing, big data analytics and business digitization and her extensive experience in senior leadership positions at technology companies.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and

Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines, which are described in more detail below in the Compensation Discussion and Analysis section below, require all directors and executive officers to hold a targeted value of our common stock within specified timeframes, and include restrictions on sales of our common stock by such directors and executive officers until the guidelines have been met. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. We currently do not have a policy regarding hedging.

We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held six meetings during fiscal 2019. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, attended the 2019 annual meeting of stockholders, as did Mr. Galford. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of four members: Jean M. Birch, Chair, Neil Bradford, Tony Friscia, and Yvonne Wassenaar, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Ms. Birch is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held five meetings during fiscal 2019. The responsibilities of our Audit Committee and its activities during fiscal 2019 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, David Boyce, and Gretchen G. Teichgraeber. The Compensation and Nominating Committee held five meetings during fiscal 2019. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

In 2019, following the acquisition of SiriusDecisions, Inc. that increased the size and scope of our company, we engaged Mercer to assess the compensation paid by Forrester to our executives (described in greater detail in the Compensation and Analysis below).  Forrester separately engaged Mercer in 2019 to assist in Forrester’s integration of benefits subsequent to the acquisition of SiriusDecisions and to provide other general compensation and benefits advice and brokerage services.  The total fees paid to Mercer with respect to the compensation assessment were approximately $35,000 and the total fees and commissions paid to Mercer for other services performed in 2019 were approximately $592,571.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning approximately 41% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities.

In 2017, the Board of Directors selected Robert Galford to act as lead independent director.  In this role, Mr. Galford presides at executive sessions of the independent directors and will bear such further responsibilities as the Board as a whole may designate from time to time.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, cybersecurity, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, and for our chief sales officer, sales commissions, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally award restricted stock units vesting over four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. While sales commissions are not capped, we cap our bonus at 1.95 times target company performance. Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our executive bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level. We also believe that our Executive Severance Plan adopted in 2014 and described in detail below, which provides severance compensation in the event of involuntary termination of employment without cause and in connection with a change in control, promotes stability and continuity of operations.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities, including direct operating experience, that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders. In accordance with our by-laws, the 2021 Annual Meeting will be held on May 11, 2021.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2019 Business Results

In 2019, we made further progress on our strategic shift to capitalize on the opportunity presented by the Age of the Customer, including the acquisition and integration of SiriusDecisions, Inc., the largest acquisition in the Company’s history. Although the Company missed its sales plan for the year, it exceeded or met its GAAP and pro forma revenue, operating margin and earnings per share guidance for the year, with revenues increasing by 29% to $461.7 million.

Compensation for Performance

A substantial amount of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation.    A significant portion of the current cash compensation opportunity for our executive officers is achieved through our Amended and Restated Executive Cash Incentive Plan (the “Executive Cash Incentive Plan”). As described in more detail below, payments under the plan are based on company financial performance metrics (for 2019, booked sales accounts or “bookings” and adjusted operating profit). By design, our plan pays more when we perform well and less, or nothing, when we do not.

Equity Awards.    Another key component of compensation for our executive officers consists of long-term equity incentives, principally in the form of restricted stock units (RSUs). In 2019, all RSUs granted to executive officers vest over time, with 25% to vest annually over four years. We believe these awards have retention value and reflect a balance between short-term financial performance and long-term shareholder return, supporting our performance-based compensation. Consistent with past years, we did not grant equity awards in 2019 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 41% of our common stock.

Compensation Program Changes in 2019

Base Salary and Short-Term Cash Incentive Compensation.    Based on a review of market data, and taking into account the contributions of the named executive officers and our financial performance in 2018, during its annual executive compensation review our Compensation and Nominating Committee (the “Committee”) increased the base salaries of the named executive officers by an average of approximately 3.4% over 2018, while increasing the target cash incentive bonus amount of the named executive officers by an average of 5.0% over 2018, as discussed further below.

Executive Cash Incentive Plan.   As was the case in 2017 and 2018, while the Committee approved the same performance matrix for purposes of both the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan, the Committee decided to place a stronger emphasis on exceeding, rather than just meeting, the target metrics for the executive team. Accordingly, the Committee approved different percentage payouts at various performance levels for the Executive Cash Incentive Plan than the Forrester Employee Bonus Plan, with executive officers achieving less compensation if 2019 performance were to meet or fall short of the targeted levels, and additional compensation for performance above the targeted levels.

Syndicated Overachievement Bonus.   In 2019, in addition to target cash incentive bonuses under the Executive Cash Incentive Plan, the Committee approved additional potential bonuses of $100,000 for Mr. Colony and $50,000 for the other named executive officers upon achievement of a certain percentage of syndicated booked sales accounts by the Company, as discussed in more detail below.

Stock Retention Guidelines.  In April 2019, the Committee recommended and the Board approved revisions to our stock retention guidelines included in our Corporate Governance Guidelines.  These changes, which are described in more detail below, require all directors and executive officers to hold a targeted value of our common stock within specified timeframes, and include restrictions on sales of our common stock by such directors and executive officers until the guidelines have been met.

Say on Pay Stockholder Vote.    As we have done each year since 2011, in 2019 we submitted our executive compensation program to an advisory vote of our stockholders and, consistent with the results of our previous say on pay votes, it received the support of 99% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered this feedback when setting our executive cash compensation program and granting equity awards to executives in 2019 and will continue to consider stockholder feedback in its subsequent executive compensation decision making.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;
•	base cash compensation on individual achievement and responsibility, teamwork, and our short-term financial performance;
•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of RSUs; and
•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Committee, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;
•	reviews the assessment by Mr. Colony of the performance of the other executive officers against their individual and team goals;

•	reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;
•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;
•	assesses relevant market data; and
•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to him, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

In 2019, following our acquisition of SiriusDecisions that increased our size and scope, we engaged Mercer to help us assess the compensation paid to our executives.  In the course of that engagement, Mercer created a peer comparator group of the following 13 companies:  Bottomline Technologies (de), Inc., Cision, Ltd., Cloudera, Inc., Cornerstone OnDemand, Inc., Ellie Mae, Inc., Exponent, Inc., HubSpot, Inc., Inc., Information Services Group, Inc., MicroStrategy Incorporated, New Relic, Inc., RingCentral, Inc., Synchronoss Technologies, and The Hackett Group, Inc.  The companies were selected on the basis of market segment similarity, annual revenue and market capitalization.  The findings of Mercer were referenced by Forrester management in working with the Committee to formulate compensation recommendations, but were neither presented directly to Committee nor used to specifically target compensation or create a compensation framework.  The Committee did not separately engage an independent compensation consultant in 2019 for its general executive compensation analysis because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements.  The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2019, the Committee primarily considered data from the Radford Global Technology Survey, Radford Global Sales Survey, Mercer Executive Renumeration Survey, and Willis Towers Watson General Industry Executive Survey, which included companies with annual revenues from $200 million to $1 billion, as well as comparable companies in the industries and geographies applicable to our executives. For each of the Company’s executive officers, the data the Committee reviewed included comparative market percentiles for base salary and total annual cash compensation opportunity (or “on-target earnings”). The Committee determined that the base salaries and on-target earnings of the named executive officers, other than Mr. Colony, were generally at or substantially near the 50th percentile of the comparative market data and, accordingly, made its decisions regarding 2019 executive compensation with the goal of maintaining that status.

Since Mr. Colony owns such a substantial percentage of our common stock, the Committee generally does not deem the available market data on chief executive officer compensation as comparable and does not place substantial weight on that data when setting his executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;
•	short-term cash incentive compensation;
•	long-term equity incentive compensation, principally in the form of RSUs;
•	severance and change-of-control benefits; and
•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives.  In reviewing and setting the compensation of each executive officer, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives.

In 2019, as illustrated below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 33.4% of total target compensation for these individuals, while the base salary for Mr. Colony represented 44.7% of his total target compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant equity-based awards to him, resulting in a higher ratio of base salary to total target compensation than that of the other named executive officers.

Base Salary.    The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In February 2019, taking into account the Company’s strong sales performance in 2018, as well as her increased responsibilities as a result of the SiriusDecisions acquisition, the Committee increased the base salary of Kelley Hippler, our Chief Sales Officer, by approximately 5.2%, effective January 1, 2019. In April 2019, taking into account the market data discussed above, the respective tenures, experience and performance of the named executive officers and our financial performance in 2018, the Committee decided to increase the base salaries of Mr. Colony, Michael Doyle, our Chief Financial Officer, and Ms. Hippler by an average of 3.1%, with such changes effective as of April 1, 2019.  At the same time, the Committee increased the base salaries of Mack Brothers, our Chief Product Officer, and Carrie Johnson, our Chief Research Officer, by an average of 1.25% over 2018, as each had received compensation increases in November 1, 2018 in connection with their promotions to their current roles.

Short-Term Cash Incentive Compensation.    A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of annual financial objectives set forth under our Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•	the named executive officer’s target award;
•	the Company’s financial performance; and
•	if applicable, the named executive officer’s individual and/or team performance.

Effective April 1, 2019, as part of its executive compensation reviews, the Committee increased the target cash incentive bonus amounts for each of the named executive officers by an average of approximately 5.0%, taking into account the Company’s financial performance in 2018, the market data discussed above, and the respective tenures, experience and performance of our named executive officers. After giving effect to these increases, the average annual target cash incentive bonus amount for our named executive officers, other than Ms. Hippler, was approximately 70.5% of that person’s base salary. As of April 1, 2019, Ms. Hippler’s target cash incentive bonus amount under our Executive Cash Incentive Plan was $111,000, or 33.0% of her base salary, because as Chief Sales Officer, a significant portion of her target cash incentive amount was tied to sales commissions. Ms. Hippler’s 2019 commission-based target cash incentive amount was set at $225,400, or 67.0% of her base salary.

For purposes of the Executive Cash Incentive Plan, the financial performance of our Company for 2019 was measured based on booked sales accounts (referred to as “bookings”) and adjusted operating profit, the same measures used by the Committee in connection with the Executive Cash Incentive Plan in 2018. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”), meaning the Company’s pro forma operating profit assuming cash incentive compensation payouts under the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan at target levels, as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business, planned investments to support growth of the business, and the economic environment. Our pro forma operating profit excludes amortization of acquisition-related intangible assets, reorganization costs, costs associated with acquisition activities, stock-based compensation and net gains or losses from investments. The Committee may also adjust the bookings and operating profit metrics, as it deems appropriate, to include or exclude particular non-recurring items to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders. For 2019, the Committee exercised its discretion to adjust the bookings and operating profit targets downward for both the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan after the Board of Directors approved a revised 2019 operating plan reflecting adjusted estimated SiriusDecisions operating results for the year.

The Executive Cash Incentive Plan was structured as follows in 2019, similar in structure to that in 2018:

•

A matrix for 2019 containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s 2019 operating plan approved by the Board of Directors. Minimum bookings and operating profit levels were set taking into account the Company’s recent levels of bookings and operating profit and planned investments to support growth of the business. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any bonus payout. The final minimum, target and maximum levels of bookings and operating profit under the Executive Cash Incentive Plan approved by the Committee were as follows (all dollars in thousands):

		Operating
	Bookings	Profit
Minimum	$460,952	$42,474
Target	$512,168	$53,092
Maximum	$563,385	$63,710
•	If the Company’s target bookings and operating profit were both exactly achieved, the Executive Cash Incentive Plan allowed for the payment of 95% of a named executive officer’s target award.
•	If both bookings and operating profit were above the minimum thresholds but neither exceeded the target, the bonus payout would be between 0% and 75% of the target award.
•	If both bookings and operating profit were above the minimum thresholds but only operating profit exceeded the target, the bonus payout would be between 65% and 100% of the target award.
•	If both bookings and operating profit were above the minimum thresholds but only bookings exceeded the target, the bonus payout would be between 40% and 125% of the target award.
•	If both of the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 195% of a named executive officer’s target award.

The Company’s actual bookings and operating profit for 2019 were $486.4 million and $51.3 million, respectively, resulting in 65% of each named executive officer’s target award being payable, as is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”  This illustrates the pay for performance structure of the compensation awarded to our named executive officers, as our 2019 bookings were approximately 5% below our target level and our 2019 operating profit was approximately 3% below our target level.  The total cash incentive plan compensation paid to Ms. Hippler for 2019 also included commissions of $203,425, or 90.3% of her targeted commissions for 2019.

In 2019, the Committee determined to offer the named executive officers an additional potential bonus if the Company were to achieve a ratio of syndicated bookings to total Company bookings (or “Q ratio”) of 65.6% or greater for 2019. The amount of the potential bonus was $100,000 for Mr. Colony and $50,000 for each of the other named executive officers. The Company’s actual Q ratio in 2019 was 63.5%, resulting in the none of the named executive officers receiving this additional bonus.

Long-term Equity Incentive Compensation.    Our equity awards to executive officers historically have consisted of stock options and RSUs granted under our equity incentive plan. Beginning in 2016, the Committee revised the Company’s stock-based compensation program for executive officers to consist solely of RSUs, with the number of RSUs awarded to be calculated with reference to a specific compensation value divided by the share price of our common stock on the award date.

All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. In general, we believe that time-based equity-based awards serve to encourage retention while further aligning the interests of executives and stockholders, as the awards have value only if the recipient continues to provide service to the Company through the vesting date, and, while the RSUs have immediate compensatory value to recipient upon vesting, increases in our share price provide significant additional compensatory value to the recipient, and decreases in the share price reduce the original compensation value of the award. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2019, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and improvement in the Company’s operating margin. On July 23, 2019, the Committee reviewed and approved the grant of time-based RSUs to each of Messrs. Brothers and Doyle and Mses. Hippler and Johnson, effective August 1, 2019, as part of a grant of equity-based compensation to key employees across the Company. Mr. Brothers was granted 9,433 RSUs, Mr. Doyle was granted 10,023 RSUs, Ms. Hippler was granted 11,792 RSUs and Ms. Johnson was granted 8,844 RSUs. The Committee determined that the RSUs would vest 25% annually over four years.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2019.

Severance and Change in Control Agreements.    Effective May 15, 2014, we adopted the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), applicable to all of our executive officers, including the named executive officers. Similar to plans maintained by many other companies, our Severance Plan provides for payments and benefits to our executive officers upon a qualifying termination of employment, including in connection with a change in control. Further detail on the Severance Plan is contained below under the heading “Severance and Change-of-Control Benefits.” We believe that the Severance Plan functions as a retention tool for our executive officers to remain with the Company and enable the executive officers to focus on the continuing business operations and, as applicable, the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. We believe this results in stability and continuity of operations.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan as is applicable for all participating employees and to participate in our employee stock purchase plan, pursuant to which participants may elect to purchase shares of our stock on a semi-annual basis at a 15% discount based on the lower of the price of our stock at the beginning and end of each period. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

Stock Retention Guidelines

In April 2019, we revised the stock retention guidelines first introduced in 2010 as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company.

The guidelines require directors of the Company to acquire and hold during their service as a Forrester Board member shares of Forrester’s common stock (“Common Stock”) equal in value to at least two times their total annual compensation from Forrester (including cash retainer and grant date value of equity grants) as in effect on April 23, 2019 (or, if later, the date of commencement of Board service).  Directors have five years from April 23, 2019 (or, if later, the date of commencement of Board service) to meet the target stock ownership guideline.

Executive officers of the Company are required to acquire and hold during their service as a Forrester executive team member shares of Common Stock equal in value to at least one times their total annual on-target earnings (defined as base salary plus total annual cash compensation opportunity) as in effect on April 23, 2019 (or, if later, the date of commencement of executive team service).  Executive officers with fewer than two years tenure on the executive team as of April 23, 2019 or that become executive officers thereafter have five years from April 23, 2019 (or, if later, the date of commencement of executive team service) to meet the target stock ownership guideline, and officers with two or more years tenure on the executive team as of April 23, 2019 have three years from such date to meet the target stock ownership guideline.

Until such time as a director or officer reaches his or her share ownership guideline, the director or officer may sell shares of Common Stock only to the extent that, subsequent to such sale, such director or officer continues to hold more shares than he or she held as of December 31 of the preceding year. In addition, if a director or officer has not reached his or her share ownership guideline within the required accumulation period, he or she will be required to retain 100% of the net shares of Forrester common stock delivered to him or her upon the exercise or vesting of stock awards held by him or her until such guideline is reached.  Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock options and withholding taxes.  For directors, the applicable withholding taxes will be presumed to be the minimum withholding tax applicable to an employee. All directors and executive officers are expected to continuously own sufficient shares to meet the guideline once it has been reached. Unexercised stock options and unvested restricted stock units will not count toward meeting the stock ownership guidelines.

These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. The Committee will reassess these guidelines on an annual basis, taking into account factors such as compensation and stock price changes. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one “covered employee” (as defined by the Code, but generally including the Company’s named executive officers) during any fiscal year. Under the rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit.

The Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017 and later not materially modified. Each individual who is a covered employee after December 31, 2016 will remain a covered employee for all future tax years. As a result, compensation previously structured with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules, and compensation paid after termination of employment to covered employees such as severance benefits will not be deductible. Moreover, from and after January 1, 2018, compensation awarded in excess of $1,000,000 to our covered employees, including now our chief financial officer, generally will not be deductible.

Compensation amounts paid to our executive officers have largely been below this threshold.  Accordingly, in many cases the Committee has not structured compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m) and the Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). Despite the changes to Section 162(m) the Compensation Committee currently expects to structure the Company’s executive compensation programs such that a significant portion of executive compensation is linked to the performance of the Company.

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

David Boyce

Gretchen G. Teichgraeber

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2019. We refer to these officers as the “named executive officers.”

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	($)
George F. Colony	2019	421,250	—	273,813	17,628	712,691
Chairman of the Board and	2018	407,500	—	426,000	17,395	850,895
Chief Executive Officer	2017	400,000	—	340,000	12,852	752,852

Mack Brothers(3)	2019	373,750	399,959	152,181	11,496	937,386
Chief Product Officer	2018	334,785	335,389	172,308	9,906	852,388
	2017	326,500	358,036	172,125	9,756	866,417

Michael A. Doyle	2019	404,869	424,975	159,717	13,152	1,002,713
Chief Financial Officer	2018	395,106	359,371	184,725	13,002	952,204
	2017	382,500	358,036	189,125	12,852	942,513

Kelley Hippler(4)	2019	333,489	499,981	275,412	18,693	1,127,575
Chief Sales Officer	2018	306,750	359,371	278,235	15,116	959,472
	2017	261,346	334,164	160,295	4,548	760,353

Carrie Johnson(5)	2019	353,000	374,986	132,438	9,120	869,544

(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2019 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether the options or restricted stock units actually vest.

(2)

2019 amounts include the following amounts of Company matching contributions under our 401(k) plan: Mr. Colony, $8,400; Mr. Brothers, $8,400; Mr. Doyle, $8,400; Ms. Hippler, $8,400; and Ms. Johnson, $8,400.  Other amounts consist of group term life insurance premiums and miscellaneous other items.

(3)	Mr. Brothers was promoted from Chief Consulting Officer to Chief Product Officer on November 1, 2018.
(4)	Ms. Hippler became our Chief Sales Officer on July 7, 2017.
(5)	Ms. Johnson became our Chief Research Officer on November 1, 2018.

GRANTS OF PLAN-BASED AWARDS FOR 2019

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2019.

									Grant
									Date
							All Other		Fair
						All Other	Option	Exercise	Value of
			Estimated Possible Payouts Under			Stock	Awards:	or Base	Stock
			Non-Equity Incentive Plan			Awards:	Number of	Price of	and
		Committee	Awards(1)			Number of	Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Shares of	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	Stock (#)	Options (#)	($/Sh)	($)(2)
George F. Colony	—	—	168,500	421,250	821,438	—	—	—	—
	—	—	N/A	100,000	100,000	—	—	—	—

Mack Brothers	—	—	93,650	234,125	456,544	—	—	—	—
			N/A	50,000	50,000
	08/01/19	07/23/19	—	—	—	9,433	—	—	399,959

Michael A. Doyle	—	—	98,288	245,719	479,152	—	—	—	—
			N/A	50,000	50,000
	08/01/19	07/23/19	—	—	—	10,023	—	—	424,975

Kelley Hippler	—	—	44,300	336,150	N/A	—	—	—	—
			N/A	50,000	50,000
	08/01/19	07/23/19	—	—	—	11,792	—	—	499,981

Carrie Johnson	—	—	81,500	203,750	397,313	—	—	—	—
			N/A	50,000	50,000
	08/01/19	07/23/19	—	—	—	8,844	—	—	374,986

(1)

Except with respect to Ms. Hippler, consists of awards under our Executive Cash Incentive Plan, a non-equity incentive plan, with payouts thereunder made annually in arrears, and an additional potential annual bonus conditioned upon attainment of a targeted level of syndicated business. Our Executive Cash Incentive Plan and the additional bonus are described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above. Mr. Colony’s “Target” amounts include the target amount he was eligible to receive under our Executive Cash Incentive Plan of $421,250 and a targeted additional bonus of $100,000. The “Target” amounts for Messrs. Brothers and Doyle and Ms. Johnson include the target amounts they were eligible to receive under our Executive Cash Incentive Plan of $234,125, $245,719, and $203,750, respectively, and a targeted additional bonus for each of $50,000. Ms. Hippler’s “Target” amount includes the target amount she was eligible to receive under our Executive Cash Incentive Plan of $110,750, target sales commissions of $225,400, and a targeted additional bonus of $50,000. There is no cap on Ms. Hippler’s “Maximum” amount because there is no cap on possible commission payments.

(2)

Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2019 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2019.

	Option Awards				Stock Awards
						Equity Incentive
						Plan
					Equity Incentive	Awards: Market or
	Number of	Number of			Plan	Payout Value of
	Securities	Securities			Awards: Number of	Unearned Shares,
	Underlying	Underlying			Unearned Shares,	Units
	Unexercised	Unexercised	Option		Units or Other	or Other
	Options	Options	Exercise	Option	Rights That	Rights That
	(#)	(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)
George F. Colony	—	—	—	—	—	—

Mack Brothers	—	—	—	—	1,750(2)	72,975
	—	—	—	—	4,506(3)	187,900
	—	—	—	—	5,590(4)	233,103
	—	—	—	—	9,433(5)	393,356
	5,000	5,000(6)	36.83	5/31/2026	—	—

Michael A. Doyle	—	—	—	—	2,321(7)	96,786
	—	—	—	—	4,506(3)	187,900
	—	—	—	—	5,990(4)	249,783
	—	—	—	—	10,023(5)	417,959
	14,000	—	33.03	6/30/2021	—	—
	15,000	—	33.81	5/13/2022	—	—
	17,500	—	36.18	6/2/2023	—	—
	22,500	—	38.43	7/31/2024	—	—
	22,500	—	33.16	8/2/2025	—	—

Kelley Hippler	—	—	—	—	4,206(3)	175,390
	—	—	—	—	5,990(4)	249,783
	—	—	—	—	11,792(5)	491,726
	3,125	—	29.86	3/31/2020	—	—
	2,500	—	33.03	6/30/2021	—	—
	5,125	—	33.81	5/13/2022	—	—
	8,750	—	36.18	6/2/2023	—	—

Carrie Johnson	—	—	—	—	680(7)	28,356
	—	—	—	—	1,322(3)	55,127
	—	—	—	—	1,756(4)	73,225
	—	—	—	—	2,289(8)	95,451
	—	—	—	—	8,844(5)	368,795
	1,750	—	33.16	8/2/2025	—	—

(1)	The market value was calculated based on $41.70, the closing price per share of our common stock on December 31, 2019.
(2)	Consists of time-based restricted stock units that vest on June 1, 2020.
(3)	Consists of time-based restricted stock units that vest as to 50% of the shares subject to the award on each of August 1, 2020 and August 1, 2021.
(4)	Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of August 1, 2020, August 1, 2021 and August 1, 2022.
(5)	Consists of time-based restricted stock units that vest as to 25% of the shares subject to the award on each of August 1, 2020, August 1, 2021, August 1, 2022 and August 1, 2023.
(6)	Stock options become exercisable on June 1, 2020.
(7)	Consists of time-based restricted stock units that vest on August 1, 2020.
(8)	Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of November 1, 2020, November 1, 2021 and November 1, 2022.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2019

The following table sets forth information for the named executive officers regarding the value realized during 2019 by the executives pursuant to option exercises and the vesting of RSUs.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of
	Acquired	Realized	Shares	Value
	on Exercise	on Exercise	Acquired on	Realized
Name	(#)	($)	Vesting (#)	on Vesting ($)
George F. Colony	—	—	—	—
Mack Brothers	—	—	5,868	254,281
Michael A. Doyle	14,000	264,427	8,447	353,972
Kelley Hippler	3,000	62,347	4,100	173,840
Carrie Johnson	1,750	29,530	3,774	149,451

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

Effective May 15, 2014, our Board of Directors adopted and approved the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), which is applicable to all of the Company’s executive officers, including the named executive officers. The Severance Plan provides for the payment of severance and other benefits to each executive officer in the event of a termination of employment with the Company without cause and also, in the case of a change in control, by an executive officer for good reason, each as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of claims against the Company, in addition to any accrued obligations such as unpaid base salary, vacation and earned bonuses, the Severance Plan provides for the following severance payments and benefits:

•	In the event of a Qualifying Termination other than following a change in control:
•	continued payment of the executive officer’s base salary in installments for one year, and in the case of Mr. Colony (or any successor CEO), for 18 months, after the Qualifying Termination;
•

payment in a lump sum of an amount equal to the lesser of the executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or for such shorter period that the executive officer was employed by the Company); and in the case of the chief executive officer, payment in a lump sum of an amount equal to one and one-half times the lesser of the chief executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions earned by the chief executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination;

•

payment in cash during the 12-month period following a Qualifying Termination for executive officers other than the chief executive officer, and during the 18-month period following a Qualifying Termination for the chief executive officer, of an amount equal to the Company’s portion of the cost for medical and dental coverage under applicable Company plans; and

•	6 months of outplacement assistance, subject to extension for an additional 6 months upon request of the executive officer and at the discretion of the Company.
•	In the event of a Qualifying Termination during the 18-month period following a change in control (as defined in the Severance Plan):
•	payment in a lump sum of the executive officer’s annual base salary, and in the case of the chief executive officer, two times annual base salary;

•

payment in a lump sum of an amount equal to the excess, if any, of (x) the executive officer’s annual target bonus amount and/or annual target sales commission amount pro-rated as of the Qualifying Termination, over (y) the amount paid or payable for the actual bonus and/or sales commissions earned through the Qualifying Termination;

•

payment of the higher of the executive officer’s (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the executive officer was employed by the Company); and in the case of the chief executive officer, the higher of two times his or her (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the chief executive officer under applicable plans for the two fiscal years preceding the year of the Qualifying Termination;

•

payment in cash in a lump sum of an amount equal to 12 months for executive officers other than the chief executive officer, and 24 months for the chief executive officer, of the Company’s portion of the cost for medical and dental coverage under applicable Company plans;

•	12 months of outplacement assistance; and
•

without limiting an executive officer’s rights under any equity plans or agreements, accelerated vesting of, or cancellation and payment of merger consideration for (net of exercise price, if any), all unvested equity and equity-based awards, with performance-based awards, if any, vesting at target level of performance.

The Severance Plan shall also reimburse each executive officer whose termination of employment results from a change of control all reasonable legal fees and expenses incurred to obtain or enforce rights or benefits under the Severance Plan if the executive officer prevails in substantial part on the material issues of the proceeding.

The Severance Plan does not provide for a gross-up payment to any of the executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (“Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the severance payments and benefits described above, and any other parachute payments, would, if paid, be subject to the Excise Tax, then the severance payments and benefits under the Severance Plan will be reduced to the extent necessary so that no portion of the payments or benefits under the Severance Plan are subject to the Excise Tax, provided that there shall be no such reduction if the net amount of the payments received by the executive officer after giving effect to all applicable taxes is greater than the net amount of the payments received by the executive officer after giving effect to the reduction.

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. The Severance Plan provides that there will be no duplication of benefits between the Severance Plan and Mr. Doyle’s employment offer letter. We have not entered into agreements providing for severance benefits with any of the other named executive officers.  Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of the options or restricted stock units in connection with the change of control.

The following table provides the details of payments that would have been paid to, or value that would have been received by, the named executive officers in connection with either a change of control, a termination of employment without cause or for good reason in connection with a change of control, or a termination of employment without cause in the absence of a change of control, in each case effective as of December 31, 2019.

			Annual	Payment in		Value of
		Salary	Incentive	Lieu of	Outplacement	Accelerated
		Continuation	Compensation	Medical and	Assistance	Unvested	Total
Name	Event (1)	($)	($)	Dental ($)	($)(2)	Equity ($)(3)	($)
George F. Colony	Change in Control	—	—	—	—	—	—

	Termination Upon
	Change in Control	850,000	1,289,937	38,440	20,000	—	2,198,377

	Not for Cause
	Termination	637,500	574,500	28,830	10,000	—	1,250,830

Mack Brothers	Change in Control	—	—	—	—	911,684	911,684

	Termination Upon
	Change in Control	375,000	416,069	18,000	20,000	911,684	1,740,753

	Not for Cause
	Termination	375,000	172,217	18,000	10,000	—	575,217

Michael A. Doyle	Change in Control	—	—	—	—	952,428	952,428

	Termination Upon
	Change in Control	407,000	431,721	11,898	20,000	952,428	1,823,047

	Not for Cause
	Termination	407,000	186,925	11,898	10,000	—	615,823

Kelley Hippler	Change in Control	—	—	—	—	916,899	916,899

	Termination Upon
	Change in Control	336,400	496,888	19,220	20,000	916,899	1,789,407

	Not for Cause
	Termination	336,400	220,265	19,220	10,000	—	585,885

Carrie Johnson	Change in Control	—	—	—	—	620,954	620,954

	Termination Upon
	Change in Control	354,000	375,062	19,220	20,000	620,954	1,389,236

	Not for Cause
	Termination	354,000	95,580	19,220	10,000	—	478,800

(1)

None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer dies, becomes disabled, voluntarily terminates his or her employment with Forrester without “Good Reason” or if that named executive officer is terminated by Forrester for cause.

(2)	Estimated cost of 12 months of outplacement service in the event of a change in control and 6 months of outplacement service in the event of termination without a change in control.
(3)

Calculated using $41.70, the closing price per share of our common stock on December 31, 2019. In the case of unvested options, calculated using the difference between $41.70 and the exercise price of the applicable option, multiplied by the number of unvested shares. In the case of unvested restricted stock units (RSUs), calculated using $41.70 multiplied by the number of shares underlying such unvested RSU.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2019

The following table shows the compensation that we paid during the year ended December 31, 2019 to each of our directors, other than Mr. Colony, who was not paid additional compensation for his service as a director and whose compensation is reflected in “Executive Compensation” above.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)(2)(3)	($)
Jean M. Birch	43,000	119,981	162,981
Dave Boyce	35,000	119,981	154,981
Neil Bradford	35,000	119,981	154,981
Tony Friscia	35,000	119,981	154,981
Robert M. Galford	50,000	119,981	169,981
Gretchen G. Teichgraeber	35,000	119,981	154,981
Yvonne Wassenaar	35,000	119,981	154,981

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards for 2019. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the restricted stock units and whether such restricted stock units actually vest.

(2)	On June 3, 2019, each of the directors, other than Mr. Colony, received 2,630 restricted stock units.
(3)	At December 31, 2019, the non-employee directors held options to purchase, and restricted stock units for, the number of shares listed next to their names below:

	Number of Shares
Name	Options	RSUs
Jean M. Birch	—	1,412
Dave Boyce	—	1,412
Neil Bradford	—	1,412
Tony Friscia	—	1,412
Robert M. Galford	12,000	4,121
Gretchen G. Teichgraeber	24,000	4,121
Yvonne Wassenaar	—	1,412

Our non-employee directors receive an annual retainer of $30,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of the Audit Committee receiving an additional $8,000 per year and the Chairman of the Compensation and Nominating Committee receiving an additional $5,000 per year. Our lead independent director receives an additional $10,000 annual retainer.  Each of these annual fees is payable quarterly in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

The Compensation and Nominating Committee of the Board of Directors has the authority under the Forrester Research, Inc. Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”) to grant stock options and RSUs to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. On June 3, 2019, our seven non-employee directors at that time each received 2,630 restricted stock units, which equals the number of whole shares calculated by dividing $120,000 by $45.62, the closing price of the Company’s common stock on the date of award. These RSUs vest in four equal quarterly installments over a one-year period. RSUs granted under the Equity Incentive Plan become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such RSUs in connection with the change of control.

Options granted to our non-employee directors prior to our 2012 annual meeting and currently outstanding were made pursuant to our 2006 Stock Option Plan for Directors, as amended.

CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median annual total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the annual total compensation of their chief executive officer. The pay ratio information included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We have excluded approximately 350 employees of SiriusDecisions, Inc., which we acquired effective January 3, 2019, and do not believe that there have been any other changes to our employee population or employee compensation arrangements that would result in a significant change in our pay ratio disclosure and so have elected to use the same median employee for our 2019 disclosure, as permitted by Item 402(u) of Regulation S-K. We identified our median employee using our total employee population as of October 1, 2018 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used cash compensation (base salary plus bonuses and commissions) paid in the nine months ending September 30, 2018. We used cash compensation as our consistently applied compensation measure as we believe that this measure provides a reasonably accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.  Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historical and forecasted rates as well as other factors.  We did not use any other material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee’s total 2019 compensation (other than the CEO) was $112,206. Our Chief Executive Officer’s total 2019 compensation was $712,691, as reported in the Summary Compensation Table. Accordingly, our 2019 CEO to Median Employee Pay Ratio was 6.4 to 1.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of four non-employee directors: Ms. Birch (Chair), Mr. Bradford, Mr. Friscia and Ms. Wassenaar. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Ms. Birch is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission (“SEC”), and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2019 with Forrester’s management and with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Forrester’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in Forrester’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Forrester’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

Jean M. Birch, Chair

Neil Bradford

Tony Friscia

Yvonne Wassenaar

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2019, except for one report filed for Scott Chouinard, our Chief Accounting Officer, with respect to the grant of restricted stock units in 2019, and one report filed for Mr. Chouinard with respect to the grant of a stock option in 2010. On January 27, 2020, Wellington Management Group LLP filed an amendment to its previously filed Schedule 13G disclosing that its beneficial ownership as of December 31, 2019 had changed from its beneficial ownership as of December 31, 2018, at which point it was in excess of 10%. Wellington Management Group LLP has not made any filing on Form 4 with respect to this change in beneficial ownership.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.    At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

The daughter of one of our executive officers is a non-officer employee of the Company within our sales organization.  The Company reviewed this arrangement with the Audit Committee of the Board of Directors, noting that the compensation of the employee is within comparable market ranges for similar positions, and the Audit Committee approved this relationship.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2019. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2020 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2020 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP (“PwC”) and its affiliates for fiscal 2019 and fiscal 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$1,705,677	$1,321,000
Audit-Related Fees(2)	118,553	270,000
Tax Fees(3)	152,369	165,175
All Other Fees(4)	37,232	2,756
Total Fees	$2,013,831	$1,758,931

(1)

Audit fees are fees related to professional services rendered by PwC and its affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by PwC and its affiliates that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.
(4)	All other fees include licenses to web-based accounting and finance reference materials and, for fiscal 2019, consulting services related to Brexit preparedness.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PROPOSAL THREE:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards, severance and change of control benefits, and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•	The mix of compensation among base salary and cash incentives.
•	Generally our compensation policies and practices are uniform across each of our business units and geographic regions.
•

Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.

•

We require that minimum threshold performance targets be achieved before any bonuses under our executive cash incentive plan are paid, and bonus payouts under our executive cash incentive plan are capped.

•	We use multiple performance measures under our executive cash incentive plan, including bookings and operating profit.
•

We currently grant equity-based awards to executives under our equity incentive plan subject to multi-year vesting criteria, and require that the executive remain employed through the vesting date to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2021 must be received by December 1, 2020 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2021 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between January 12, 2021 and February 11, 2021. If the stockholder does not notify us by February 11, 2021, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/FORR2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E92118-P34543 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FORRESTER RESEARCH, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3. 1. Election of Directors Nominees: 01) Jean M. Birch 05) Anthony Friscia 02) David Boyce 06) Robert M. Galford 03) Neil Bradford 07) Gretchen Teichgraeber 04) George F. Colony 08) Yvonne Wassenaar For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for !!! fiscal 2020. 3. To approve, by non-binding vote, executive compensation. For address changes and/or comments, please check this box and write them on the back where indicated.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. E92119-P34543   FORRESTER RESEARCH, INC. Annual Meeting of Stockholders May 12, 2020 10:00 a.m. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) George F. Colony and Ryan D. Darrah, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse  side of this ballot, all of the shares of common stock of FORRESTER RESEARCH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 12, 2020, online at www.virtualshareholdermeeting.com/FORR2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side.